EXHIBIT 3.1

Delaware

Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NUTEX HEALTH INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF APRIL, A.D. 2024, AT 8:54 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINTH DAY OF APRIL, A.D. 2024 AT 11:59 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3211383 8100
SR# 20241359388

Authentication: 203207665
Date: 04-09-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDMENT TO SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUTEX HEALTH INC.

Nutex Health Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

1.	The name of this Corporation is Nutex Health Inc. and this Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on April 13, 2000 under the name “Big Vault.com, Inc.”

2.	The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH in its entirety and substituting in lieu thereof the following new Article FOURTH:

FOURTH:   The total number of shares of stock which the Corporation shall have authority to issue is 950,000,000 shares of Common Stock, $.001 par value per share.

Effective as of 11:59 p.m. Eastern time on April 9, 2024, every 15 (the “Reverse Split Factor”) outstanding shares of Common Stock shall without further action by the Corporation or the holder thereof be combined into and automatically become one share of Common Stock (the “Reverse Stock Split”); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split, and instead, the Corporation shall issue one full share of post-Reverse Stock Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split.

3.	This Amendment to Second Amended and Restated Certificate of Incorporation in the form has been duly adopted in accordance with the provisions of Sections 228, 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, this Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on the 9th day of April, 2024.

By: /s/ Thomas T. Vo

Chief Executive Officer and Chairman